UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 26, 2006

PEOPLES BANCORP
(Exact name of registrant as specified in its charter)

INDIANA	000-18991	35-1811284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 West Seventh Street, Auburn, Indiana		46706
(Address of principal executive offices)		(Zip Code)

(260) 925-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2006, First Savings Bank, a Federal Savings Bank (the “Bank”), a wholly owned subsidiary of Peoples Bancorp (“Peoples”), entered into a Retirement Benefits Agreement with G. Richard Gatton. Mr. Gatton, age 63, resigned from his position as President and Chief Executive Officer of the Bank effective March 1, 2006, but he continues to serve as a member of Peoples’ Board of Directors.

On February 29, 2000, the Bank, Peoples and Mr. Gatton entered into an Employment Agreement in which the Bank agreed to pay Mr. Gatton the additional retirement benefits he would have received if he had continued his employment with the Bank until age 65, to the extent that such benefits were not covered by the Bank’s retirement plan or a Salary Continuation Agreement that the Bank and Mr. Gatton had entered into on September 18, 1996. Pursuant to the Retirement Benefits Agreement, consistent with this obligation, on January 5, 2007, Mr. Gatton will be paid by the Bank the additional retirement benefit of $55,722 in a lump sum. Mr. Gatton is also entitled to annual payments of $15,000 per year payable monthly over a 15-year period. Those benefits will commence on November 1, 2007, and continue for a period of 15 years. The Retirement Benefits Agreement also provides for Mr. Gatton’s receipt of health and medical benefits until the later of age 65, or the commencement date of his Medicare benefits. The Bank’s share of employment taxes due with respect to the payments provided for in this Retirement Benefits Agreement will be paid in 2006.

A copy of the Retirement Benefits Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1	Retirement Benefits Agreement, dated October 26, 2006, between First Savings Bank, a Federal Savings Bank, and G. Richard Gatton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 31, 2006	PEOPLES BANCORP

	By:	/s/ Maurice F. Winkler III
Maurice F. Winkler III, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location
10.1	Retirement Benefits Agreement, dated October 26, 2006, between First Savings Bank, a Federal Savings Bank, and G. Richard Gatton	Attached